EV Energy Partners Announces Full Year and Fourth Quarter 2009 Results, 2009 Year-End Proved Reserves and 2010 Guidance

HOUSTON, March 16, 2010 (BUSINESS WIRE) — EV Energy Partners, L.P. (Nasdaq:EVEP) today announced results for the full year and fourth quarter 2009, its year-end 2009 proved reserves and the filing of its Form 10-K with the Securities and Exchange Commission.  In addition, EVEP provided 2010 guidance and its commodity hedge positions presented in the Hedge Summary Table at the end of this release.

Full Year 2009 Results

Adjusted EBITDA and distributable cash flow for 2009 were $132.2 million and $75.5 million, increases of 11% and 20%, respectively, over 2008 primarily due to acquisitions made during the second half of 2008 and in 2009 partially offset by lower realized natural gas prices.  Adjusted EBITDA and distributable cash flow are described in the attached table under "Non-GAAP Measures".

Production for 2009 was 16.5 Bcf of natural gas, 514 MBbls of crude oil and 768 MBbls of natural gas liquids, or 24.2 Bcfe.  This was an 18% increase over 2008 production of 20.5 Bcfe, primarily due to acquisitions made during the second half of 2008 and in 2009.

For 2009, EVEP reported net income of $1.4 million.  Included in net income was $51.7 million of non-cash net unrealized losses on commodity and interest rate derivatives and $3.7 million of non-cash costs contained in general and administrative expenses.  For 2008, EVEP reported net income of $225.5 million.  Included in 2008 net income was $164.9 million of non-cash net unrealized gains on commodity and interest rate derivatives and $1.2 million of non-cash costs contained in general and administrative expenses.

The $164.9 million non-cash net unrealized gains on commodity and interest rate derivatives for 2008 was primarily due to the significant decrease in future oil and natural gas prices that occurred from December 31, 2007 to December 31, 2008 and the effect of such decreased prices on the mark-to-market valuation of EVEP’s outstanding derivatives.

Fourth Quarter 2009 Results

Adjusted EBITDA for the fourth quarter of 2009 was $34.5 million, an 8% increase over the fourth quarter of 2008 and a 3% increase over the third quarter of 2009.  Distributable cash flow for the fourth quarter of 2009 was $21.2 million, a 42% increase over the fourth quarter of 2008 and a 9% increase over the third quarter of 2009.

For the fourth quarter of 2009, EVEP produced 4.29 Bcf of natural gas, 128 MBbls of crude oil and 188 MBbls of natural gas liquids, or 6.2 Bcfe. This is a 2% increase over fourth quarter 2008 production of 6.0 Bcfe, primarily from acquisitions made during the second half of 2008 and in 2009.  Production increased by 1% from third quarter 2009 production of 6.1 Bcfe, primarily due to the acquisition made during the fourth quarter of 2009.

EVEP reported a net loss of $2.5 million for the fourth quarter of 2009. Included in net loss was $17.3 million of non-cash net unrealized losses on commodity and interest rate derivatives and $1.5 million of non-cash costs contained in general and administrative expenses. For the fourth quarter of 2008, EVEP reported a net income of $145.5 million which included $134.0 million of non-cash net unrealized gains on commodity and interest rate derivatives.

The $134.0 million non-cash net unrealized gains on commodity and interest rate derivatives for the fourth quarter of 2008 was primarily due to the significant decrease in future oil and natural gas prices that occurred from September 30, 2008 to December 31, 2008 and the effect of such decreased prices on the mark-to-market valuation of EVEP’s outstanding derivatives.

John Walker, Chairman and CEO said, “We are very pleased with our results for 2009.  We completed one Appalachian Basin and two Austin Chalk add-on acquisitions, as well as two successful equity offerings to finance the acquisitions and increase liquidity.  During the year, we reduced our debt by $165 million.  To date in 2010 we have announced a sizeable Appalachian Basin acquisition, which we expect to close by the end of March, and completed a 3.45 million common unit offering to finance the acquisition and provide capacity for additional acquisitions.”

Year-End 2009 Estimated Net Proved Reserves

EVEP’s year-end 2009 estimated net proved reserves were 365.6 billion cubic feet equivalents (Bcfe), a 2% increase over year-end 2008 estimated net proved reserves.  Approximately 70% were natural gas, 18% were natural gas liquids and 12% were crude oil.  In addition, 93% were categorized as proved developed. At December 31, 2009 the present value of future net pre-tax cash flows discounted at 10% was $352.8 million and the standardized measure of our estimated net proved reserves was $351.5 million.  Standardized measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), without giving effect to non–property related expenses such as certain general and administrative expenses, debt service and future federal income tax expenses or to depreciation, depletion and amortization and discounted using an annual discount rate of 10%.  Our standardized measure includes future obligations under the Texas gross margin tax, but it does not include future federal income tax expenses because we are a partnership and are not subject to federal income taxes.

				Natural Gas
	Natural Gas	Crude Oil	NGL's	Equivalents
	(Bcf)	(MMBbls)	(MMBbls)	(Bcfe)
Appalachian Basin	50.4	1.1	-	57.0
Michigan	42.3	-	-	42.3
Monroe Field	67.2	-	-	67.2
Central and East Texas	23.6	3.0	1.9	52.8
Permian Basin	25.9	0.7	4.7	58.6
San Juan Basin	34.3	1.2	3.7	63.3
Mid-Continent area	13.6	1.4	0.4	24.4
Total Proved Reserves	257.3	7.4	10.7	365.6

Proved Developed Reserves	245.0	6.8	9.1	340.4

The decrease in the natural gas price utilized in calculating our year-end 2009 proved reserves compared with prices used in calculating our year-end 2008 proved reserves had a significant negative impact on EVEP’s estimated net proved reserves at December 31, 2009, partially offset by an increase in the calculated crude oil and natural gas liquids price.  The prices used in determining our estimated net proved reserves at December 31, 2009 were $61.18 per Bbl of oil and $3.866 per MMBtu of natural gas as compared to $44.60 per Bbl of oil and $5.71 per MMBtu of natural gas at December 31, 2008.  Had the commodity prices used in calculating year-end 2009 proved reserves been the same as those in effect at December 31, 2008, EVEP’s estimated net proved reserves at December 31, 2009 would have been approximately 384.2 Bcfe (a 7% increase over year-end 2008 estimated net proved reserves), and the present value of future net pre-tax cash flows discounted at 10% at December 31, 2009 would have been approximately $442.4 million.  In addition, if NYMEX strip prices in effect at December 31, 2009 had been used, year-end 2009 estimated proved reserves would have been approximately 440.5 Bcfe and the present value of future net pre-tax cash flows discounted at 10% at December 31, 2009 would have been approximately $756.7 million.

2010 Guidance

Guidance estimates for 2010 are presented in the table below.

	1st Qtr 2010			2nd-4th Qtrs 2010
Net Production:
Natural Gas (MMcf)	4,000	-	4,300	14,250	-	15,750
Crude Oil (MBbls)	120	-	140	520	-	580
Natural Gas Liquids (MBbls)	170	-	190	520	-	580
Total Mmcfe	5,740	-	6,280	20,490	-	22,710

Average Daily Production (Mmcfe/d)	63.8	-	69.8	74.5	-	82.6

Average Price Differential vs NYMEX
Natural Gas (% of NYMEX Natural Gas)	97%	-	103%	96%	-	103%
Crude Oil (% of NYMEX Crude Oil)	91%	-	97%	90%	-	96%
Natural Gas Liquids (% of NYMEX Crude Oil)	56%	-	62%	54%	-	60%

Transportation Margin ($ thous) (a)	325	-	375	975	-	1,125

Expenses:
Operating Expenses:
LOE and other ($ thous)	10,000	-	11,000	34,000	-	37,000
Production Taxes (as % of revenue)	5.3%	-	5.7%	4.6%	-	5.0%

General and administrative expense ($ thous) (b)	3,500	-	3,900	11,000	-	13,000

Capital Expenditure ($ thous) (c)	2,000	-	5,000	18,000	-	25,000

(a)	Represents estimated transportation and marketing-related revenues less cost of purchased natural gas.
(b)	Excludes non-cash general and administrative expense, of which non-cash unit based compensation is a part.
(c)	Represents estimates for drilling and related capital expenditures. Does not include any amounts for acquisitions of oil and gas properties.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

EVEP’s financial statements and related footnotes are available on our 2009 Form 10-K, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP web site at http://www.evenergypartners.com.

Also available for download on our website are unitholders’ Schedule K-1 for the tax year 2009.  For any questions regarding their Schedule K-1, unitholders are invited to call the Tax Package Support helpline at (800)-973-7551.

Conference Call

As announced on March 12, 2009, EV Energy Partners, L.P. will host an investor conference call Wednesday, March 17, 2010, at 10:00am (Eastern Daylight Time).  Investors interested in participating in the call may dial (480)-629-9819 and ask for the EV Energy Partners call at least 5 minutes prior to the start time, or may listen live over the internet through the Investor Relations section of the EVEP web site at http://www.evenergypartners.com ..

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at http://www.evenergypartners.com .

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by EVEP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the EVEP's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Production data:
Oil (MBbls)	128	136	514	437
Natural gas liquids (MBbls)	188	157	768	543
Natural gas (MMcf)	4,288	4,274	16,519	14,578
Net production (MMcfe)	6,184	6,034	24,210	20,457

Average sales price per unit (1):
Oil (Bbl)	$71.92	$58.01	$56.17	$94.76
Natural gas liquids (Bbl)	41.09	28.07	31.08	54.75
Natural gas (Mcf)	4.15	5.88	3.71	8.34
Mcfe	5.61	6.20	4.71	9.42

Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$1.69	$2.01	$1.71	$2.09
Production taxes	0.30	0.31	0.25	0.44
Total	1.99	2.32	1.96	2.53
Asset retirement obligations accretion expense	0.09	0.07	0.08	0.07
Depreciation, depletion and amortization	2.06	2.29	2.15	1.86
General and administrative expenses	0.92	0.63	0.77	0.67

(1) Prior to $16.0 and $10.9 million of net hedge gains for the three months ended December 31, 2009 and December 31, 2008, respectively, and prior to $77.3 and ($13.0) million of net realized hedge gains (losses) for the twelve months ended December 31, 2009 and December 31, 2008, respectively.

Consolidated Balance Sheets
(in $ thousands)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$18,806	$41,628
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	14,599	17,588
Related party	2,881	1,463
Other	1,034	3,278
Derivative asset	26,733	50,121
Prepaid expenses and other current assets	625	1,037
Total current assets	64,678	115,115

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization; December 31, 2009, $121,970; December 31, 2008, $69,958	771,752	765,243
Other property, net of accumulated depreciation and amortization; December 31, 2009, $319; December 31, 2008, $284	742	180
Long-term derivative asset	68,549	96,720
Other assets	1,984	2,737
Total assets	$907,705	$979,995

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,310	$14,063
Deferred revenues		4,120
Derivative liability	1,543	2,115
Total current liabilities	11,853	20,298

Asset retirement obligations	42,533	33,787
Long-term debt	302,000	467,000
Other long-term liabilities	3,212	1,426
Long–term derivative liability	676

Commitments and contingencies

Owners’ equity
Common unitholders	548,160	432,031
Subordinated unitholders		21,618
General partner interest	(729)	3,835
Total owners' equity	547,431	457,484
Total liabilities and owners' equity	$907,705	$979,995

Consolidated Statements of Operations
(in $ thousands, except per unit data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009		2008	2009		2008
Revenues:
Oil, natural gas and natural gas liquids revenues		$34,705	$37,421		$114,066	$192,757
Gain on derivatives, net		-	372		-	1,597
Transportation and marketing–related revenues		1,445	3,310		7,846	12,959
Total revenues		36,150	41,103		121,912	207,313

Operating costs and expenses:
Lease operating expenses		10,420	12,139		41,495	42,681
Cost of purchased natural gas		1,078	1,983		4,509	9,849
Production taxes		1,840	1,867		5,983	9,088
Asset retirement obligations accretion expense		527	447		2,035	1,434
Depreciation, depletion and amortization		12,744	13,845		52,048	38,032
General and administrative expenses		5,686	3,786		18,556	13,653
Total operating costs and expenses		32,295	34,067		124,626	114,737

Operating income (loss)		3,855	7,036		(2,714)	92,576

Other (expense) income, net:
Realized gains (losses) on mark-to-market derivatives, net		13,783	10,210		68,984	(14,557)
Unrealized (losses) gains on mark-to-market derivatives, net		(17,261)	133,584		(51,665)	163,270
Interest expense		(2,412)	(5,565)		(12,321)	(16,128)
Other (expense) income, net		(309)	307		(626)	559
Total other (expense) income, net		(6,199)	138,536		4,372	133,144

(Loss) income before income taxes		(2,344)	145,572		1,658	225,720
Income taxes		(127)	(30)		(248)	(235)
Net (loss) income	$	(2,471)	$145,542		$1,410	$225,485
General partner’s interest in net income, including incentive distribution rights		$1,941	$4,259		$7,040	$8,847
Limited partners’ interest in net (loss) income	$	(4,412)	$141,283	$	(5,630)	$216,638

Net (loss) income per limited partner unit (basic and diluted):	$	(0.19)	$8.76	$	(0.29)	$14.12
Weighted average limited partner units outstanding (basic and diluted):
Common units		21,892	13,027		16,524	12,240
Subordinated units		1,584	3,100		2,718	3,100
Performance units		107			60

Consolidated Statements of Cash Flows
(in $ thousands)

	Twelve Months Ended	Twelve Months Ended
	December 31, 2009	December 31, 2008

Cash flows from operating activities:
Net income	$1,410	$225,485
Adjustments to reconcile net income to net cash flows provided by operating activities:
Asset retirement obligations accretion expense	2,035	1,434
Depreciation, depletion and amortization	52,048	38,032
Equity–based compensation	3,659	1,241
Amortization of deferred loan costs	799	370
Unrealized loss (gain) on mark-to-market derivatives	51,665	(164,867)
Other	544	-
Changes in operating assets and liabilities:
Accounts receivable	3,955	327
Prepaid expenses and other current assets	214	(151)
Accounts payable and accrued liabilities	(2,126)	(233)
Deferred revenues	(4,120)	2,998
Other, net	(558)	(265)
Net cash flows provided by operating activities	109,525	104,371

Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net of cash acquired	(39,646)	(176,992)
Development of oil and natural gas properties	(14,271)	(33,017)
Net cash flows used in investing activities	(53,917)	(210,009)

Cash flows from financing activities:
Long-term debt borrowings	20,000	197,000
Repayments of long-term debt borrowings	(185,000)	-
Proceeds from equity offerings	149,038	-
Offering costs	(484)	-
Distributions related to acquisitions	-	(13,918)
Loan costs incurred	(44)	(1,331)
Contributions by partners	3,077	601
Distributions to partners and dividends paid	(65,017)	(45,306)
Net cash flows (used in) provided by financing activities	(78,430)	137,046

(Decrease) increase in cash and cash equivalents	(22,822)	31,408
Cash and cash equivalents – beginning of period	41,628	10,220
Cash and cash equivalents – end of period	$18,806	$41,628

Non GAAP Measures

We define Adjusted EBITDA as net income (loss) plus income tax provision, interest expense, net, realized (gains) losses on interest rate swaps, depreciation, depletion and amortization, asset retirement obligation accretion expense, non-cash (gains) losses on derivatives, amortization of upfront premiums paid to enter into commodity price hedge agreements and non-cash equity compensation.  Distributable Cash Flow is defined as Adjusted EBITDA less income tax provision, interest expense, net, realized (gains) losses on interest rate swaps, amortization of upfront premiums paid to enter into commodity price hedge agreements and estimated maintenance capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are used by our management to provide additional information and metrics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders.  These financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  Adjusted EBITDA and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships.  Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA and Distributable Cash Flow exclude some, but not all, items that effect net income and operating income and these measures may vary among companies.  Therefore, our Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(in $ thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009		2008	2009	2008

Net (loss) income	$	(2,471)	$145,542	$1,410	$225,485
Add:
Income taxes		127	30	248	235
Interest expense, net		2,405	5,434	12,189	15,756
Realized (gains) losses on interest rate swaps		2,200	742	8,351	1,598
Depreciation, depletion and amortization		12,744	13,845	52,048	38,032
Asset retirement obligation accretion expense		527	447	2,035	1,434
(Gains) on settlement of asset retirement obligations			(182)		(182)
Non-cash losses (gains) on derivatives		17,261	(133,956)	51,665	(164,867)
Amortization of premiums on derivatives		209	-	608	-
Non-cash equity compensation expense		1,462	33	3,659	1,241
Adjusted EBITDA		34,464	31,935	132,213	118,732

Less:
Income taxes		127	30	248	235
Interest expense, net		2,405	5,434	12,189	15,756
Realized losses on interest rate swaps		2,200	742	8,351	1,598
Amortization of premiums on derivatives		209	-	608	-
Estimated maintenance capital expenditures (1)		8,348	10,800	35,360	38,205
Distributable Cash Flow		21,175	14,929	75,457	62,938

(1) Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

Hedge Summary Table (as of 12/31/2009)

	Swap	Swap	Collar	Collar	Collar
	Volume	Price	Volume	Floor	Ceiling
	(Mmmbtu/Mbbls)		(Mmmbtu/Mbbls)
Natural Gas

1Q 2010
NYMEX	1,845	$7.53	135	$7.50	$10.00
Dominion Appalachia	601	$8.19
El Paso Permian	225	$7.68
Houston Ship Channel	136	$5.78	315	$7.25	$9.55
MichCon Citygate	450	$8.34
Appalachia Columbia	27	$5.75

2Q 2010
NYMEX	1,775	$7.62	137	$7.50	$10.00
Dominion Appalachia	608	$8.19
El Paso Permian	228	$7.68
Houston Ship Channel	138	$5.78	319	$7.25	$9.55
MichCon Citygate	455	$8.34
Appalachia Columbia	27	$5.75

3Q 2010
NYMEX	1,702	$7.74	138	$7.50	$10.00
Dominion Appalachia	614	$8.19
El Paso Permian	230	$7.68
Houston Ship Channel	139	$5.78	322	$7.25	$9.55
MichCon Citygate	460	$8.34
Appalachia Columbia	28	$5.75

4Q 2010
NYMEX	1,610	$7.88	138	$7.50	$10.00
Dominion Appalachia	614	$8.19
El Paso Permian	230	$7.68
Houston Ship Channel	139	$5.78	322	$7.25	$9.55
MichCon Citygate	460	$8.34
Appalachia Columbia	28	$5.75

2011
NYMEX	5,585	$8.18	441	$5.85	$7.55
Dominion Appalachia	913	$8.69	1,095	$9.00	$12.15
El Paso Permian	913	$9.30
Houston Ship Channel			1,278	$8.25	$11.65
MichCon Citygate			1,643	$8.70	$11.85

2012
NYMEX	5,527	$8.63
Dominion Appalachia			1,830	$8.95	$11.45
El Paso Permian	732	$9.21
Houston Ship Channel			1,098	$8.25	$11.10
MichCon Citygate			1,647	$8.75	$11.05

2013
NYMEX	3,285	$7.23
El Paso Permian	1,095	$6.77
El Paso San Juan	1,095	$6.66

Through 8/31/2014
NYMEX	1,215	$7.06

Crude Oil
(NYMEX)
2010	688.0	$89.81
2011	219.0	$103.66	401.5	$110.00	$166.45
2012	205.0	$104.05	366.0	$110.00	$170.85
2013	511.0	$78.64
Through 07/31/2014	106.0	$84.60
Through 8/31/2014	194.4	$82.28

Basis Swaps to NYMEX:

2010
El Paso Permian	365	$(0.2750)
PEPL TX/OK	730	$(0.3000)
El Paso San Juan	1,643	$(0.3400)

2011
Dominion Appalachia	346	$0.1975
Appalachia Columbia	95	$0.1500

Interest Rate Swap Agreements:
	Notional	Fixed	Floating
	Amount	Rate	Rate
	(in $ mill)
Through July 2012	$200	4.163%	1mo LIBOR
Through Sept 2012	$40	2.145%	1mo LIBOR

SOURCE: EV Energy Partners, L.P.
EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com